Exhibit 99.1

WORCESTER, Mass., November 2, 2009 –

The Hanover Insurance Group

Reports Third Quarter Net Income of $49.7 million, or $0.97 Per Share,

Book Value Per Share Up 10% in the Quarter to $48.06

Third Quarter 2009 Financial Highlights

•

Net income of $49.7 million, or $0.97 per share, compared to a net loss of $61.8 million, or $1.21 per share in the third quarter of 2008. The third quarter of 2008 reflected substantial catastrophe losses from hurricanes Ike and Gustav, a high level of realized losses on investments, and a loss from the discontinued FAFLIC business

•	Segment income after tax(1) of $45.3 million, or $0.89 per share, compared to $3.3 million, or $0.07 per share in the prior-year quarter

•	Combined ratio of 97.6%, compared to 107.8% in the prior-year quarter; ex-catastrophe combined ratio(2) of 93.7%, compared to 92.0% in the prior-year quarter

•	Net premiums written of $688.8 million, 5.7% higher than the prior-year quarter

•	Book value per share increased to $48.06, an increase of 10% from June 30, 2009, and a 30% increase from year end 2008

•	As previously announced, The Hanover’s Board of Directors approved a 67% increase in the company’s annual shareholder dividend and increased its existing stock repurchase authorization by $100 million

Financial Highlights

$ in millions, except per share amounts	Quarter ended September 30
	2009	2008
Total Segment Income after taxes	$45.3	$3.3
Federal income tax settlement	—	6.4
Net realized investment losses	—	(52.8)
Retirement of corporate debt	0.2	—
Income tax benefit (expense) on non-segment income	3.1	(0.4)

Income (Loss) from Continuing Operations	48.6	(43.5)
Discontinued Operations	1.1	(18.3)

Net Income (Loss)	$49.7	$(61.8)

Net Income (Loss) per share (Diluted)(3)	$0.97	$(1.21)

(1)	Segment income (pre-tax), segment income after-tax and segment income after-tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations, is provided on page 12 of this press release. See “Non-GAAP financial measures”, starting on page 9 of this press release.

(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The closest GAAP measure is the combined ratio. See “Non-GAAP financial measures”, starting on page 9 of this press release.

(3)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.

The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income for the third quarter of 2009 of $49.7 million, or $0.97 per share, compared to a loss of $61.8 million, or $1.21 per share, in the third quarter of the prior year. The third quarter of 2008 included $52.8 million of realized losses on investments, or $1.04 per share, and a loss from discontinued operations of $18.3 million, or $0.36 per share. The third quarter of 2009 included $3.1 million, or $0.06 per share, of federal income tax benefit on non-segment income related to a release of a tax valuation allowance associated with realized investment losses recorded earlier in 2009.

Total Property and Casualty pre-tax segment income was $73.6 million in the third quarter of 2009, compared to $13.8 million in the third quarter of the prior year. The third quarter of 2009 included significantly lower pre-tax catastrophe losses of $24.7 million, compared to $98.2 million in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income would have been $98.3 million in the third quarter of 2009, compared to $112.0 million in the third quarter of 2008.

“Our core business continues to demonstrate strong fundamentals and we are pleased with the momentum we have in all of our strategic initiatives,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Our growth for the quarter of 6%, which was driven by our increasingly specialized commercial business, is ahead of industry averages and is notable given contractions in the economy. We also achieved growth in book value per share of 10% during the quarter.”

“Our company is in excellent financial condition and our balance sheet is extremely strong, as underscored by our board of directors’ decision two weeks ago to increase our common stock dividend by 67% and move to a quarterly dividend schedule next year. Our recent decision to increase our share repurchase authorization by $100 million also highlights the strength of our capital position.”

The following table details pre-tax segment income (loss).

$ in millions, except per share amounts	Quarter ended September 30		Year-to-date September 30
	2009	2008(1)	2009	2008
Personal Lines(2)	$27.4	$18.1	$56.1	$83.8
Commercial Lines(3)	38.7	(6.6)	137.2	114.1
Other Property and Casualty	7.5	2.3	6.5	6.8

Total Property & Casualty	73.6	13.8	199.8	204.7
Interest expense on corporate debt	(6.3)	(10.0)	(27.2)	(29.9)

Total pre-tax segment income	67.3	3.8	172.6	174.8
Federal income tax expense	(22.0)	(0.5)	(56.9)	(58.4)

Total segment income after taxes (4)	$45.3	$3.3	$115.7	$116.4

Per share(4)	$0.89	$0.07	$2.25	$2.25

(1)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.

(2)	Includes Personal Lines pre-tax net impact of catastrophes of $15.4 million and $39.7 million for the third quarters of 2009 and 2008, respectively.

(3)	Includes Commercial Lines pre-tax net impact of catastrophes of $9.3 million and $58.5 million for the third quarters of 2009 and 2008, respectively.

(4)	See reconciliation from segment income to net income (loss) at the end of this document.

The following table summarizes the components of the GAAP combined ratio for the Property and Casualty segment:

	Quarter ended September 30		Year-to-date September 30
	2009	2008	2009	2008
Personal Lines losses (excluding catastrophes)	56.1%	54.1%	56.8%	54.5%
Personal Lines catastrophe-related losses	4.2%	10.8%	5.9%	6.8%
Total Personal Lines losses	60.3%	64.9%	62.7%	61.3%
Commercial Lines losses (excluding catastrophes)	43.3%	44.1%	41.8%	38.0%
Commercial Lines catastrophe-related losses	3.4%	23.2%	3.5%	10.7%
Total Commercial Lines losses	46.7%	67.3%	45.3%	48.7%
Total P&C Losses	53.0%	65.8%	54.8%	56.2%
Loss adjustment expenses	10.3%	10.5%	9.7%	10.5%
Policy acquisition and other underwriting expenses	34.3%	31.5%	33.9%	32.4%
Combined Ratio	97.6%	107.8%	98.4%	99.1%
Combined Ratio (excluding catastrophes)	93.7%	92.0%	93.5%	90.7%

Personal Lines

Personal Lines pre-tax segment income was $27.4 million in the third quarter of 2009, compared to $18.1 million in the third quarter of 2008. The Personal Lines GAAP combined ratio was 100.2% in the current quarter, compared to 102.8% in the prior-year quarter. The pre-tax net impact of catastrophes was $15.4 million, or 4.2 points of the combined ratio in the third quarter of 2009, compared to $39.7 million, or 10.8 points in the third quarter of 2008. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income would have been $42.8 million in the current quarter, compared to $57.8 million in the prior-year quarter.

The year-over-year decline in ex-catastrophe earnings is primarily the result of higher expenses, lower favorable development of prior-year loss reserves, lower net investment income and an increase in our ex-catastrophe current accident year losses, driven by elevated non-catastrophe weather losses in our homeowners line.

Higher underwriting expenses were driven by continued investments in our Personal Lines business and higher pension expenses. The year-over-year comparison was also affected by a reduction of variable compensation expenses made in the third quarter of 2008.

Favorable development of prior-year loss and LAE reserves in the third quarter of 2009 was $11.0 million, or 3.0 points of the combined ratio, compared to $15.7 million, or 4.3 points in the prior-year quarter.

Net premiums written were $396.7 million in the third quarter of 2009, compared to $397.5 million in the third quarter of 2008. A reduction in the average written premium per policy, offset by improved pricing, drove the relatively flat year-over-year results. The lower average written premium per policy is primarily the result of planned changes in business mix toward more desirable account business.

Commercial Lines

Commercial Lines pre-tax segment income was $38.7 million in the third quarter of 2009, compared to a loss of $6.6 million in the third quarter of 2008. The Commercial Lines GAAP combined ratio was 97.8% in the third quarter of 2009, compared to 115.1% in the third quarter of 2008. Catastrophe related losses were $9.3 million or 3.4 points of the third quarter combined ratio in 2009, compared to $58.5 million, or 23.2 points in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income would have been $48.0 million in the third quarter of 2009, compared to $51.9 million in the prior-year quarter, primarily due to higher underwriting expenses, partially offset by lower ex-catastrophe accident year losses.

The higher expenses result from continued investments in our Commercial Lines businesses, including expenses related to recently acquired subsidiaries. As in Personal Lines, higher pension costs in the third quarter of 2009 and a reduction of variable compensation expenses in the third quarter of 2008 also negatively impacted the year-over-year expense comparison.

Accident year losses were lower in the third quarter compared to the prior-year quarter, attributable to lower commercial multi-peril lines large losses, which were partially offset by a moderate increase in the severity of losses in other lines of business, which we believe were driven by economic conditions.

Favorable development of prior-year loss and LAE reserves in the third quarter of 2009 was $21.3 million, or 7.8 points of the combined ratio, compared to $22.4 million, or 8.9 points in the prior-year quarter.

Net premiums written were $292.1 million in the third quarter of 2009, compared to $254.1 million in the third quarter of 2008. Growth in the company’s specialty businesses, including AIX Holdings, Inc., which was acquired in November 2008, commercial niches, marine and Hanover Professionals accounted for the year-over-year growth in net written premium.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $7.5 million in the third quarter of 2009, compared to $2.3 million in the prior-year quarter. The increase is attributable to favorable reserve development of $10.5 million from our run-off voluntary pools business, primarily as a result of a third party actuarial study. This was partially offset by higher pension expenses and lower net investment income due to a lower level of holding company invested assets.

Investment Results

Net investment income from continuing operations decreased by $3.4 million, to $62.1 million for the third quarter of 2009, compared to $65.5 million in the same period in 2008. This decrease is primarily due to our utilization of fixed maturities to fund the 2009 repurchase of corporate debt, which also resulted in a $3.7 million lower pre-tax interest expense during the quarter, compared to the same period in 2008.

In the third quarter of 2009, the company recognized impairment charges to earnings of $6.1 million on certain fixed maturity and equity securities, which were offset by pre-tax net investment gains of $6.1 million from sales of fixed maturity securities. In the third quarter of 2008, the company recognized impairments of $53.1 million on fixed maturity securities, partially offset by pre-tax net realized gains on sales of securities of $0.3 million.

Realized gains/(losses) related to continuing operations:
($ in millions)	Quarter ended September 30, 2009
Net gains on sales of securities	$6.1
Impairment charges to earnings:
Investment grade fixed maturities	(1.7)
Below investment grade fixed maturities	(3.9)
Equity securities	(0.5)

Total net realized gains (losses)	$—

Investment Portfolio

The Company held $5.3 billion in cash and investment assets at September 30, 2009, including cash and investment assets associated with the discontinued accident and health business.

Fixed maturities and cash with a carrying value of $5.2 billion represented 97% of our investment portfolio. Approximately 93% of our fixed maturity portfolio is rated investment grade. The following table provides information about the company’s fixed maturity and other investments as of September 30, 2009:

$ in millions

Investment Type	Weighted Average Quality	Amortized Cost	Carrying Value	Net Unrealized Gain (Loss)
Corporates:(1)
NAIC 1	A	$902.1	$936.3	$34.2
NAIC 2	BBB	1,059.8	1,103.5	43.7
NAIC 3 or below	B+	298.2	294.6	(3.6)

Total Corporates	BBB+	2,260.1	2,334.4	74.3
MBS/CMBS/ABS:
MBS	AA+	922.1	938.4	16.3
CMBS	AA+	336.7	337.8	1.1
ABS	A-	67.3	70.1	2.8
Municipals:
Taxable	AA-	631.2	635.9	4.7
Tax Exempt	A+	204.8	208.2	3.4
U.S Government	AAA	385.8	388.6	2.8

Total Fixed Maturities	A+	4,808.0	4,913.4	105.4
Perpetual Preferred Securities		32.4	36.3	3.9
Common Equity Securities		77.4	85.7	8.3

Total fixed maturities and equity securities		4,917.8	5,035.4	117.6
Cash and cash equivalents		241.3	241.3	—
Mortgage loans		20.4	20.4	—
Other long-term investments		14.7	16.7	2.0

		$5,194.2	$5,313.8	$119.6

(1)	NAIC 1 is generally equivalent to an investment grade rating agency designation of “A” or above; NAIC 2 is generally equivalent to an investment grade rating agency designation of “BBB”; and NAIC 3 or below is generally equivalent to an non-investment grade rating agency designation of “BB” or below.

Book Value and Capital Management

The following exhibit provides a roll forward of book value for the quarter ended September 30, 2009:

	Quarter Ended September 30, 2009
$ in millions, except per share	$ Amounts	$ Per Share
Beginning of Period Book Value	$2,221.1	$43.75
Net Income
Continuing Operations	48.6	0.97
Discontinued Operations	1.1	0.02
Change in AOCI, Net of Tax
Change in Pension and Postretirement Related Benefits	3.2	0.07
Change in Net Unrealized Investment Position	159.0	3.18
Shares Repurchased at Cost (1)	(29.1)	—
Common Stock Net Activity	3.2	0.07

Ending of Period Book Value	$2,407.1	$48.06

(1)	Includes the per share effect of repurchases on beginning book value.

At September 30, 2009, book value per share was $48.06, a 10% increase from June 30, 2009.

During the third quarter 2009, the company repurchased approximately 725,000 of its common shares for $29.0 million. At the end of the quarter, the company had $103.7 million of capacity remaining under its recently expanded $200 million stock repurchase program.

As was announced on October 20, 2009, the company’s Board of Directors declared an annual dividend of $0.75 per share, which represents an increase of 30 cents, or 67% from the dividend paid last year. The board also announced its intention to move to a quarterly dividend in 2010.

Additionally, as was announced on September 25, 2009, the company completed the process of refinancing a portion of the $211.6 million senior and subordinated debt that it had previously repurchased and retired, by drawing a loan from the Federal Home Loan Bank in the amount of $125.0 million at a fixed rate of 5.5% over a 20-year term.

Earnings Conference Call

The Hanover will host a conference call to discuss the company’s third quarter results on Tuesday, November 3, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany prepared remarks and has been posted on the company’s Web site. Interested investors and others can listen to the call and access the presentation through The Hanover’s Web site, located at www.hanover.com. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on this Web site approximately two hours after the call.

Statistical Supplement

The Hanover’s third quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections which involve significant judgment and not guarantees of future performance, and actual results could differ materially. In particular, statements in the above referenced conference call regarding expectations for 2009, 2010 and beyond, including with respect to net written premium and policies in force growth, retention, new business growth, the ability to achieve rate increases, net investment income, the potential impact of capital actions and business investments, our financial strength, accident year loss ratios, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from our continuing and run-off operations, segment income, expenses and expense ratios, effective tax rates, weighted shares outstanding and returns on equity are forward-looking statements. Statements regarding the possible impact of the current disruption in the credit markets and in the property and casualty industry, including the effect of current economic conditions on our business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in our business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues such as “Chinese drywall” where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial turmoil on the value of our investment portfolio and future investment income, including the amount of realized losses and impairments which will be recognized in future financial reports and our ability and intent to hold such investments until recovery; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; and (v) the impact on our capital and liquidity of the current financial turmoil.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope, the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as our Management Liability products) and expansion in geographic areas, the impact of the company’s acquisition of AIX Holdings, Inc., adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to improve renewal rates and increase new property and casualty policy counts, investment impairments (which may be affected by, among other things, our ability and willingness to hold investment assets until they recover in value), heightened competition (including increasing rate pressure, particularly in Commercial Lines), the continued deterioration of the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions (including in the state of Michigan where the Governor announced efforts to freeze automobile rates and to initiate actions to reduce automobile insurance rates and to make them “affordable…fair…and equitable”), financial ratings actions, uncertainties in estimating FIN 45 liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including our former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued voluntary pools, including the inherent uncertainty regarding the types of claims in this pool and the uncertainty whether the reserves would be sufficient.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of the Company’s operating performance, including total segment income, segment income after tax, segment income after-tax per share, property and casualty segment income, and measures of segment income and loss ratios excluding catastrophe losses and reserve development.

Segment income (sometimes referred to as Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Personal Lines, Commercial Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the Company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in our estimate of the costs to pay claims from prior years. We believe that a discussion of segment income excluding reserve development is helpful to investors since it provides some insight into our estimate of current year accident results.

Income from continuing operations is the most directly comparable GAAP measure for total segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters ended September 30, 2009 and 2008 is set forth in the table at the end of this document and in the statistical supplement. Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Contact Information

Investors: Oksana Lukasheva E-mail: olukasheva@hanover.com 1-508-855-2063	Media: Michael F. Buckley E-mail: mibuckley@hanover.com 1-508-855-3099

Definition of Reported Segments

Our continuing operations include three Property and Casualty operating segments: Personal Lines, Commercial Lines, and Other Property and Casualty. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages, such as fidelity and surety bonds, and inland marine. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business, in which we have not actively participated since 1995.

THE HANOVER INSURANCE GROUP, INC.

$ in millions, except per share amounts	Quarter ended September 30
	2009	2008
Net income (loss)	$49.7	$(61.8)
Net income (loss) per share (diluted)(1)	$0.97	$(1.21)
Weighted average shares(2)	51.2	51.0

(1)	Per share data for the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution.

(2)	Weighted average shares outstanding for the quarter ended September 30, 2008 represents basic shares outstanding due to anti-dilution.

The following is a reconciliation from segment income to net income (loss) (1):

	Quarter ended September 30				Nine months ended September 30
$ in millions, except per share	2009		2008		2009		2008
	$	Per Share(3)	$	Per Share(2)	$	Per Share(3)	$	Per Share(2)
Property and Casualty
Personal Lines	$27.4	$—	$18.1	$—	$56.1	$—	$83.8	$—
Commercial Lines	38.7	—	(6.6)	—	137.2	—	114.1	—
Other Property & Casualty	7.5	—	2.3	—	6.5	—	6.8	—

Total Property and Casualty	73.6	—	13.8	—	199.8	—	204.7	—
Interest expense on corporate debt	(6.3)	—	(10.0)	—	(27.2)	—	(29.9)	—

Total segment income	67.3	1.32	3.8	0.08	172.6	3.36	174.8	3.37
Federal income tax expense on segment income	(22.0)	(0.43)	(0.5)	(0.01)	(56.9)	(1.11)	(58.4)	(1.12)

Total segment income after federal income taxes	45.3	0.89	3.3	0.07	115.7	2.25	116.4	2.25
Federal income tax settlement	—	—	6.4	0.13	—	—	6.4	0.12
Net realized investment losses	—	—	(52.8)	(1.04)	(9.7)	(0.19)	(60.7)	(1.17)
Gain on retirement of corporate debt	0.2	—	—	—	34.5	0.67	—	—
Federal income tax benefit (expense) on non-segment income	3.1	0.06	(0.4)	(0.01)	(8.6)	(0.16)	(0.4)	(0.01)

Income (loss) from continuing operations, net of taxes	48.6	0.95	(43.5)	(0.85)	131.9	2.57	61.7	1.19
Gain (loss) from discontinued FAFLIC businesses (including loss on assets held-for-sale of $6.1 and $72.2 in 2008)	0.4	0.01	(21.7)	(0.42)	6.3	0.12	(92.9)	(1.80)
Gain (loss) from discontinued accident and health business	0.7	0.01	—	—	(2.4)	(0.05)	—	—
Income from operations of AMGRO (including gain on disposal of $11.1 in 2008)	—	—	—	—	—	—	10.1	0.20
Gain on disposal of variable life and annuity business	—	—	2.7	0.05	4.1	0.08	8.1	0.16
Other	—	—	0.7	0.01	—	—	(0.5)	(0.01)

Net income (loss)(4)	$49.7	$0.97	$(61.8)	$(1.21)	$139.9	$2.72	$(13.5)	$(0.26)

(1)	In accordance with generally accepted accounting principles. the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data represents basic loss per share due to anti-dilution.

(3)	Per share data is per diluted share of common stock.

(4)	Per share data from the quarter ended September 30, 2008 represents basic loss per share due to anti-dilution. Basic income (loss) per share was $0.98 for quarter ended September 30, 2009, and $2.75 and $(0.26) for the nine months, 2009 and 2008, respectively.